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Exhibit 3.3

CERTIFICATE OF FORMATION

OF

US SHIPPING GENERAL PARTNER LLC

* * * * * * *

FIRST:	The name of the limited liability company is US SHIPPING GENERAL PARTNER LLC.
SECOND:
The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of US SHIPPING GENERAL PARTNER LLC this 29th day of July, 2004.

/s/ PAUL GRIDLEY Paul Gridley, Authorized Person

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  Exhibit 3.3
CERTIFICATE OF FORMATION OF US SHIPPING GENERAL PARTNER LLC